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Offer To Purchase For Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Series A Junior Participating Preferred Stock)

of

KOSAN BIOSCIENCES INCORPORATED

at

$5.50 NET PER SHARE

by

KB ACQUISITION CORP.
a wholly-owned subsidiary of

BRISTOL-MYERS SQUIBB COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON WEDNESDAY, JUNE 25, 2008, UNLESS THE OFFER IS EXTENDED.

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 28, 2008 (the "Merger Agreement"), by and among Bristol-Myers Squibb Company ("Parent"), KB Acquisition Corp. (the "Purchaser") and Kosan Biosciences Incorporated (the "Company"). The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as defined herein) and (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The term "Minimum Tender Condition" is defined in Section 16—"Certain Conditions of the Offer" and generally requires that the number of outstanding shares of common stock, par value $0.001 per share, of the Company, including all rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of October 5, 2001, between the Company and Mellon Investor Services LLC, as amended from time to time (the "Shares") which have been validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to any Shares already owned by Parent or any of its controlled subsidiaries, if any, represent at least a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options, restricted stock units and any other rights to acquire Shares on the date of determination). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 16—"Certain Conditions of the Offer."

          The Board of Directors of the Company (the "Company Board") has (i) approved and declared advisable the Merger Agreement and the Stockholder Agreement (as defined herein), the Offer, the merger (the "Merger") of the Purchaser with and into the Company, with the Company as the surviving corporation, in accordance with the General Corporation Law of the State of Delaware, and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to the Company's stockholders and (iv) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

IMPORTANT

          Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

          Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

          Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

May 29, 2008

SUMMARY TERM SHEET

        KB Acquisition Corp, a wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding Shares of the Company for $5.50 per Share net in cash. The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        We are KB Acquisition Corp., a Delaware corporation formed for the purpose of making this Offer. We are a wholly-owned subsidiary of Parent, a Delaware corporation. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Parent and the Purchaser."

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding Shares of the Company. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $5.50 per Share net to you, in cash, without interest thereon and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Parent, our parent company, will provide us with sufficient funds to purchase all Shares successfully tendered in the Offer and to provide funding for our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. Parent intends to provide us with the necessary funds from cash on hand. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  we, through our parent company, Bristol-Myers Squibb Company, will have sufficient funds available to purchase all Shares successfully tendered in the Offer in light of our financial capacity in relation to the amount of consideration payable;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price in the Merger.

i

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        Unless we extend the Offer, you will have at least until 12:00 midnight, New York City time, on Wednesday, June 25, 2008 (which is the end of the day on June 25, 2008), to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Sections 1—"Terms of the Offer" and 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms:

  •
  We may, in our discretion, without the consent of the Company, (i) extend the Offer on one or more occasions for any period ending no later than the Termination Date (as defined herein), if on any then-scheduled expiration date of the Offer any of the conditions to our obligation to accept for payment and pay for the Shares are not satisfied, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period ending no later than the Termination Date required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

  •
  We must extend the Offer beyond the initial expiration date or any subsequent expiration date, if on such date any of the conditions to our obligation to accept for payment and pay for the Shares are not satisfied or, in our sole discretion, waived and all such conditions are reasonably capable of being satisfied by the Termination Date, on one or more occasions, in consecutive increments of up to ten business days each, for an aggregate period of time that Parent reasonably believes is necessary (but ending no later than the Termination Date) for such conditions to be satisfied, until such time as such conditions are satisfied.

        See Section 1—"Terms of the Offer" for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Mellon Investor Services LLC, the depositary for the Offer (the "Depositary"), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon

  •
  satisfaction of the Minimum Tender Condition, and

  •
  the expiration or termination of any waiting period (and any extension thereof) applicable to the Offer under the HSR Act.

        The term "Minimum Tender Condition" is defined in Section 16—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares of the Company which have been validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to any Shares already owned by Parent or any of its controlled subsidiaries, if any, represent at least a majority of the outstanding Shares (determined on a fully diluted basis on the date of determination).

        The Offer is also subject to a number of other important conditions. We can waive some of these conditions without the Company's consent. We cannot, however, change, modify or waive the Minimum Tender Condition without the consent of the Company. See Section 16—"Certain Conditions of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three Nasdaq Global Market ("Nasdaq") trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by July 27, 2008, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

What does the Company Board think of the Offer?

        The Company Board has (i) approved and declared advisable the Merger Agreement and the Stockholder Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to the Company's stockholders and (iv) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

        A description of the reasons of the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to its stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

If the tender offer is completed, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company no longer will be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Company's common stock will no longer be eligible to be traded through Nasdaq or other securities exchanges, there may not be an active public trading market for the Company's common stock, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 14—"Certain Effects of the Offer."

Will the tender offer be followed by a Merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for at least a majority of the Shares on a fully diluted basis, we expect to effect our Merger with and into the Company. If that Merger takes place, all remaining stockholders of the Company (other than Parent) will receive $5.50 per Share net in cash without interest (or any higher price per Share that is paid in the Offer) and the Company will become a wholly-owned subsidiary of Parent. See the "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount. Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you do validly exercise your appraisal rights, then you may receive the judicially-determined fair value of your Shares in cash. If you decide not to tender your Shares in the Offer and we purchase the tendered Shares, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that the Company's common stock will no longer be eligible to be traded through Nasdaq or other securities exchanges and there may not be an active public trading market for the Company's common stock. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 14—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On May 28, 2008, the last trading day before we announced the Offer, the last sale price of the Company's common stock reported on Nasdaq was $1.65 per Share. We encourage you to obtain a recent quotation for Shares of the Company's common stock in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

What are the United States federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. See Section 5—"Certain United States Federal Income Tax Consequences."

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

Who should I call if I have questions about the Offer?

        You may call D.F. King & Co., Inc. at (888) 605-1957 (toll free) or Credit Suisse Securities (USA) LLC at (888) 537-0427 (toll free). D.F. King & Co., Inc. is acting as the information agent and Credit Suisse Securities (USA) LLC is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

v

To the Holders of Shares of
Common Stock of Kosan Biosciences Incorporated:

INTRODUCTION

        KB Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (the "Parent"), hereby offers to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share, including all rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of October 5, 2001, between the Company and Mellon Investor Services LLC, as amended from time to time (the "Shares", and each, a "Share"), of Kosan Biosciences Incorporated, a Delaware corporation (the "Company"), at a price of $5.50 per Share net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 28, 2008 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as defined in Section 16 below) and (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The term "Minimum Tender Condition" is defined in Section 16—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares of the Company which have been validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to any Shares already owned by Parent or any of its controlled subsidiaries, if any, represent at least a majority of the outstanding Shares (determined on a fully diluted basis on the date of determination). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 16—"Certain Conditions of the Offer."

        For purposes of the Offer, the words "fully diluted," when referring to Shares, mean all outstanding shares of common stock of the Company on a fully diluted basis, after giving effect to the exercise, settlement or conversion of all outstanding stock options, restricted stock units and any other rights to acquire such common stock on the date of determination. The Company has advised Parent that, as of May 27, 2008, 42,656,290 Shares were issued and outstanding, 4,173,806 Shares were reserved for issuance upon the exercise of stock options and warrants outstanding on that date, 469,505 Shares were subject to outstanding restricted stock units outstanding on that date and 178,638 Shares were reserved for issuance pursuant to the Company's employee stock purchase plan.

        The Merger Agreement is more fully described in Section 11—"The Transaction Agreements."

        Tendering stockholders who are record owners of their Shares and tender directly to Mellon Investor Services LLC, the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Board of Directors of the Company (the "Company Board") has (i) approved and declared advisable the Merger Agreement and the Stockholder Agreement (as defined in Section 11 below), the Offer, the merger (the "Merger") of the Purchaser with and into the Company, with the Company as the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the

Company enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to the Company's stockholders and (iv) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

        A complete description of the reasons for the Company Board's approval of the Offer and the Merger will be set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to you at the same time as or shortly after this Offer to Purchase.

        The Merger Agreement provides that, subject to the conditions described in Section 11—"The Transaction Agreements—The Merger Agreement—Conditions to the Merger," the Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation, wholly-owned by Parent. Pursuant to the Merger Agreement, at the Effective Time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent or the Purchaser, all of which will be canceled and retired and shall cease to exist, and (ii) Shares owned by the Company's stockholders who perfect their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive $5.50 (or any greater per Share price paid in the Offer) net in cash without interest.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. The Company has agreed, if required by applicable law, to establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders to be held as promptly as reasonably possible following the Purchaser's acceptance for payment of, and payment for, the Shares tendered pursuant to the Offer for the purposes of considering and taking action upon the adoption of the Merger Agreement. Parent has agreed to vote its and any of its subsidiaries' Shares in favor of the adoption of the Merger Agreement. If the Minimum Tender Condition and the other conditions of the Offer are satisfied and the Offer is completed, Parent and the Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote of any other holder of Shares. See Section 11—"The Transaction Agreements."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, June 25, 2008 (which is the end of the day on June 25, 2008), unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires.

        The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition and (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the Offer under the HSR Act. The term "Minimum Tender Condition" is defined in Section 16—"Certain Conditions of the Offer" and generally requires that the number of outstanding Shares of the Company which have been validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to any Shares already owned by Parent or any of its controlled subsidiaries, if any, represent at least a majority of the outstanding Shares (determined on a fully diluted basis on the date of determination). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 16—"Certain Conditions of the Offer."

        The Merger Agreement provides that, so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms, the Purchaser may, in its discretion, without the consent of the Company, (i) extend the Offer on one or more occasions for any period ending no later than the Termination Date (as defined in Section 11 below), if on any then-scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period ending no later than the Termination Date required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. The Merger Agreement further provides that if not all of the conditions to the Purchaser's obligation to accept for payment and pay for the Shares are satisfied or, in the Purchaser's sole discretion, waived on any then-scheduled expiration date of the Offer, then, provided that all such conditions are reasonably capable of being satisfied by the Termination Date and subject to the rights of Parent under the termination provisions of the Merger Agreement, the Purchaser shall extend the Offer on one or more occasions, in consecutive increments of up to ten business days each, for an aggregate period of time ending no later than the Termination Date that Parent reasonably believes is necessary for such conditions to be satisfied, until such time as such conditions are satisfied; provided, however, that the Purchaser shall not be required to extend the Offer beyond the Termination Date. Following the Purchaser's acceptance of and payment for the Shares tendered in the Offer, the Purchaser may, without the consent of the Company, elect to provide for a "subsequent offering period" (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares except during a Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 27, 2008. If the initial offering period has expired and the Purchaser elects to provide for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined in Section 2 below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right to, in its sole discretion, waive, in whole or in part, any condition of the Offer or modify or amend the terms of the Offer, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions to the Offer or change any such condition in a manner materially adverse to any holder of Shares, (v) except as summarized above, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner materially adverse to the holders of the Shares.

        The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 16—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, the Offer generally must remain open for a minimum of ten business days following the dissemination of such information to stockholders.

        The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to banks, brokers, dealers and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 16—"Certain Conditions of the Offer," the Purchaser will accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not validly withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 17—"Certain Legal Matters; Regulatory Approvals." If the Purchaser decides to provide for a Subsequent Offering Period, the Purchaser will accept for payment, and pay for, all validly tendered Shares as they are received during a Subsequent Offering Period. See Section 1—"Terms of the Offer."

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in this Section 2 below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during a Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an

Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary, the Dealer Manager (as defined in Section 18 below), the Information Agent (as defined in Section 18 below) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 27, 2008.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

        No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

        A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6. Price Range of Shares; Dividends.

        The Shares trade on the Nasdaq Global Market ("Nasdaq") under the symbol "KOSN." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on Nasdaq based on published financial sources.

	High	Low
Year Ended December 31, 2006
First Quarter	$6.19	$4.43
Second Quarter	5.93	3.65
Third Quarter	5.00	2.88
Fourth Quarter	5.68	3.70
Year Ended December 31, 2007
First Quarter	$7.35	$4.90
Second Quarter	6.58	4.83
Third Quarter	6.40	4.00
Fourth Quarter	6.29	3.20
Year Ending December 31, 2008
First Quarter	$3.75	$1.28
Second Quarter (through May 28, 2008)	2.08	1.42

        On May 28, 2008, the last full day of trading before the public announcement of the execution of the Merger Agreement and the commencement of the Offer, the closing price of the Shares on Nasdaq was $1.65 per Share. The Company has never declared nor paid any cash dividends on the Shares.

Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation with its principal executive offices located at 3832 Bay Center Place, Hayward, CA 94545. The telephone number for the Company is (510) 732-8400. The following description of the Company and its business is qualified in its entirety by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company is a cancer therapeutics company focused on advancing two new classes of anticancer agents through clinical development: heat shock protein 90 ("Hsp90") inhibitors and epothilones. Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. The Company also has a motilin receptor agonist program for the stimulation of gastrointestinal movement, which the Company has licensed to Pfizer Inc., as well as a next-generation Hsp90 inhibitor, next-generation epothilone and nuclear export inhibitor programs for cancer that are undergoing preclinical evaluation.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

        Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

        Summary Financial Information.    Set forth below is certain summary financial information for the Company and its consolidated subsidiaries excerpted from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and March 31, 2007. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006
	(in thousands, except per share data)
Operating Data
Total revenues	$4,649	$12,918	$22,707	$13,506
Income (loss) from operations	(9,072)	1,777	(32,738)	(31,496)
Net income (loss)	(8,544)	2,744	(28,658)	(29,469)
Basic and diluted net income (loss) per share	(0.20)	0.07	(0.69)	(0.88)

	March 31,		December 31,
	2008	2007	2007	2006
	(in thousands)
Balance Sheet Data
Total assets	$66,178	$106,232	$77,867	$71,187
Total liabilities	14,609	17,666	18,307	29,433
Stockholders' equity	51,569	88,566	59,560	41,754

8. Certain Information Concerning Parent and the Purchaser.

        General.    Parent is a Delaware corporation with its principal offices located at 345 Park Avenue, New York, New York 10154. The telephone number of Parent is (212) 546-4000. Parent is a global biopharmaceutical and related health care products company whose mission is to extend and enhance human life. Parent is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceuticals and related health care products.

        The Purchaser is a Delaware corporation with its principal offices located at 345 Park Avenue, New York, New York 10154. The telephone number of the Purchaser is (212) 546-4000. The Purchaser is a wholly-owned subsidiary of Parent. The Purchaser was formed for the purpose of making a tender offer for all of the Shares of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each of the executive officers of Parent and the Purchaser and certain other information are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase, Schedule I hereto and the Stockholder Agreement, (i) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or the Stockholder Agreement or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9. Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or the Purchaser's ability to finance the purchase of Shares pursuant to the Offer. Parent and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and consummate the Merger is approximately $244.6 million, including related transaction fees and expenses. Parent will have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above, and will cause the Purchaser to have sufficient funds available to consummate such transactions. Parent expects to obtain the necessary funds from existing cash balances.

        The Purchaser does not think its financial condition is relevant to the decision of holders of Shares whether to tender Shares and accept the Offer because:

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  the Offer is being made for all outstanding Shares solely for cash;

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  the Purchaser, through its parent company, Bristol-Myers Squibb Company, will have sufficient funds available to purchase all Shares successfully tendered in the Offer in light of Parent's financial capacity in relation to the amount of consideration payable;

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  the Offer is not subject to any financing condition; and

  •
  if the Purchaser consummates the Offer, it expects to acquire any remaining Shares for the same cash price in the Merger.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

        On March 14, 2007, Parent and the Company entered into a mutual confidential disclosure agreement in connection with a preliminary review by the companies regarding the feasibility of a business arrangement between the Company and Parent relating to the Company's Hsp90 program. Due diligence meetings between the companies were conducted at the offices of the Company on April 12 and 13, 2007, and, based on the clinical data and other information available at that time with respect to the Company's Hsp90 program and taking into account other competing priorities in Parent's research and development portfolio, Parent determined that it was not appropriate at that time to pursue a business arrangement with the Company relating to its Hsp90 program.

        In the fourth quarter of 2007, Parent announced its intent to transform into a next generation biopharma leader by implementing a strategy that is referred to as the "String of Pearls" initiative. Pursuant to this initiative, Parent is focused on entering into a series of transactions, including acquisitions, licensing agreements, joint ventures and other business arrangements, that are intended to enrich Parent's pipeline, technology, capabilities and talent. Therefore, Parent continues to look for opportunities to complement its internal capabilities with external innovation.

        The Company and Parent entered into a mutual confidential disclosure agreement on January 24, 2008, regarding the possibility of a business arrangement between the companies relating to the Company's research, development and commercialization programs directed to epothilones. On February 20, 2008, executive officers of the Company met with representatives of Parent at Parent's offices in Princeton, New Jersey. The executive officers of the Company made a presentation regarding the Company's epothilone program, and the parties discussed a possible partnering relationship or strategic transaction.

        In March 2008, Parent identified the Company as a company to be considered for purposes of a strategic transaction and undertook further evaluation of the Company on a scientific, commercial and financial basis based on publicly available information. Following this evaluation, Parent determined that an acquisition of the Company should be pursued as a component of the its "String of Pearls" initiative.

        On April 2, 2008, a representative of Parent contacted the Company's chief executive officer requesting a meeting for the purpose of discussing a potential strategic transaction between the Company and Parent. A meeting in San Francisco, California, between representatives of the two companies was scheduled for April 14, 2008. In anticipation of the meeting between representatives of the companies, on April 7, 2008, Parent and the Company executed and delivered a mutual nondisclosure agreement.

        On April 14, 2008, representatives of each of the Company, including representatives of the Company Board, and Parent met in San Francisco. During this meeting, representatives of Parent expressed Parent's interest in acquiring the Company, and requested that a team of Parent's representatives, including representatives of its external advisers, be permitted access to the Company's management and due diligence materials for purposes of conducting a detailed due diligence review of the Company and its business and operations. It was agreed at the conclusion of this meeting that such access would be provided and thereafter due diligence meetings, including a management presentation, were scheduled.

        On April 21, 2008, the Company's chief executive officer spoke with a representative of Parent regarding next steps, including preparations for Parent's anticipated due diligence visit to the Company's offices.

        On April 30 and May 1, 2008, members of Parent's transaction team met with representatives of the Company to discuss the Company's Hsp90 and epothilone compounds, intellectual property, development programs, clinical trial data and related matters. During this same period, Parent's representatives commenced business, financial, scientific, technical, regulatory, environmental and legal due diligence investigations of the Company and its business and operations. In addition to the customary aspects of the due diligence process, Parent held numerous discussions with members of the Company's senior management and scientific and technical team.

        At the conclusion of the May 1, 2008 meetings, a representative of Parent's management confirmed Parent's continuing interest in acquiring the Company.

        Parent's due diligence investigation continued following the May 1, 2008 meetings with requests for additional information and for responses to specific questions being made primarily by representatives of Parent to representatives of the Company.

        On May 5, 2008, representatives of Parent met with the chief executive officer, chief financial officer and general counsel of the Company. During this meeting, a management presentation was made by the Company's executive team, and discussions between the participants ensued regarding the Company's business and operations. At the conclusion of the May 5, 2008 meeting, Parent delivered to the Company's chief executive officer a non-binding proposal letter confirming its interest in acquiring the Company and indicating a price range of $4.50-$5.00 per share of the Company's shares of common stock, subject to, among other things, Parent's successful completion of its ongoing due diligence and the approval of the proposed transaction by its Board of Directors.

        On May 8, 2008, the Company's chief executive officer contacted a representative of Parent's management and informed him that the Company's executive management team and the Company Board had considered the non-binding proposal letter delivered by Parent and, based on the terms and conditions set forth therein, determined that the Company would permit Parent and its representatives to complete their due diligence investigation with the expectation that Parent would continue to work toward acquiring all of the issued and outstanding shares of common stock of the Company.

        During the period May 6, 2008 through May 23, 2008, Parent, with the assistance of its legal and financial advisers and other consultants, reviewed the results of the due diligence investigation. In addition, on May 9, 2008, Cravath, Swaine & Moore LLP, Parent's legal counsel ("Cravath"), on behalf of Parent, delivered to representatives of the Company, including Cooley Godward Kronish LLP, the Company's outside legal counsel ("Cooley"), an initial draft of the proposed Merger Agreement for their review and the companies' legal advisers began negotiation of the Merger Agreement. Also on May 9, 2008, Parent and the Company entered into a Community of Legal Interest Agreement regarding the sharing of certain information relating to certain third party patent rights.

        On May 15, 2008, representatives of Parent and Credit Suisse Securities (USA) LLC ("Credit Suisse") met with representatives of the Company and Lazard Frères & Co. LLC, the Company's financial adviser, to discuss certain of the principal terms and conditions of the proposed transaction including the price per share to be paid by Parent for the outstanding shares of common stock of the Company and the principal terms of a License Agreement (as defined in Section 12 below) regarding the Company's epothilone program. Following lengthy negotiations, the respective chief executive officers of Parent and the Company preliminarily agreed on an offer price of $5.50 per share, subject to, among other things, successful completion by Parent of its ongoing due diligence investigation, the negotiation of the definitive terms and conditions of the Merger Agreement and of the License Agreement and the approval of the proposed transaction by the respective boards of directors of the Company and Parent.

        On May 15, 2008, Parent and the Company executed a standstill agreement, and on May 22, 2008, the Company delivered to Parent a letter consenting to the preceding and ongoing discussions between the Company and Parent, which would otherwise be restricted by the standstill agreement.

        On May 16, 2008, Cravath, on behalf of Parent, delivered to representatives of the Company, including Cooley, an initial draft of the proposed Stockholder Agreement.

        From May 16, 2008 through May 28, 2008, the management teams and legal and financial advisers of the Company and Parent had several negotiations regarding the terms of the Merger Agreement and the related documents. During that period, a number of drafts of the Merger Agreement and related documentation were negotiated and exchanged between the parties. The parties also discussed the material terms of a possible License Agreement.

        In addition, on May 23, 2008, Cravath, on behalf of Parent, delivered to representatives of the Company an initial draft of the License Agreement for their review and the companies' legal advisers began negotiation of the License Agreement. From May 23, 2008 through May 28, 2008, the management teams and legal advisers of the Company and Parent had several negotiations regarding the terms of the License Agreement. During that period, a number of drafts of the License Agreement were negotiated and exchanged between the parties.

        On May 28, 2008, the Board of Directors of Parent convened and held a special telephonic meeting of the board. During the meeting, members of Parent's management provided Parent's Board of Directors with an update on the terms of the proposed transaction. Following a discussion of the terms of the proposed acquisition and the License Agreement, the Board of Directors of Parent unanimously approved the execution, delivery and performance of the Merger Agreement and the License Agreement and the completion of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the License Agreement.

        On May 28, 2008, the Company Board unanimously (i) approved and declared advisable the Merger Agreement and the Stockholder Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to the Company's stockholders and (iv) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

        During the evening of May 28, 2008, representatives of the Company, including certain members of the Company Board, met with representatives of Parent to discuss the remaining issues in the Merger Agreement and the anticipated signing of the Merger Agreement and the License Agreement. Later on May 28, 2008, the Purchaser, Parent and the Company exchanged execution copies of the agreements and executed and delivered the definitive Merger Agreement as of May 28, 2008. In addition, Parent and the Company executed and delivered the License Agreement as of May 28, 2008. Executive officers, members of the Company Board and certain stockholders affiliated with one of the directors also executed and delivered the Stockholder Agreement.

        On the morning of May 29, 2008, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement and the License Agreement. A copy of the joint press release is attached as an exhibit to the Schedule TO and is incorporated herein by reference.

11. The Transaction Agreements.

  The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement.

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than ten business days after the date of the Merger Agreement. The obligations of the Purchaser to (and the obligations of Parent to cause the Purchaser to) accept for payment, and pay for, Shares tendered pursuant to the Offer are subject to the satisfaction of conditions that are described in Section 16—"Certain Conditions of the Offer." The Purchaser expressly reserves the right to, in its sole discretion, waive, in whole or in part, any condition to the Offer or modify or amend the terms of the Offer, except that, without the consent of the Company (unless the Company takes any action prohibited by the no solicitation provisions of the Merger Agreement), the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions of the Offer or modify or change any condition of the Offer in a manner materially adverse to any holders of the Company's common stock, (v) except as otherwise summarized below, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner materially adverse to any holders of the Company's common stock.

        Notwithstanding the foregoing, the Purchaser may, in its discretion, without the consent of the Company, (a) extend the Offer on one or more occasions for any period ending no later than the Termination Date, if on any then-scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not be satisfied, until such time as such conditions are satisfied or waived and (b) extend the Offer for any period ending no later than the Termination Date required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. The Purchaser expressly reserves the right to, in its sole discretion, extend the Offer for a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act following the Offer Closing (as defined in this Section 11 below) and the Offer documents may, in the Purchaser's sole discretion, provide for the Purchaser's right to provide such a Subsequent Offering Period in the Purchaser's sole discretion. In addition, if not all of the conditions to the Purchaser's obligation to accept for payment and pay for Shares are not satisfied or, in the Purchaser's sole discretion, waived on any then-scheduled Expiration Date of the Offer, then, provided that all such conditions are reasonably capable of being satisfied by the Termination Date and subject to the rights of Parent under the termination provisions of the Merger Agreement, the Purchaser shall, and Parent shall cause the Purchaser to, extend the Offer on one or more occasions, in consecutive increments of up to ten business days each, for an aggregate period of time ending no later than the Termination Date that Parent reasonably believes is necessary for such conditions to be satisfied, until such time as such conditions are satisfied; provided, however, that the Purchaser shall not be required to extend the Offer beyond the Termination Date. In any event, the Offer may not be terminated prior to its Expiration Date (as such Expiration Date may be extended and re-extended in accordance with the Merger Agreement), unless the Merger Agreement is validly terminated in accordance with the termination provisions thereof.

        Top-Up Option.    The Company granted the Purchaser an irrevocable option, exercisable only on the terms and conditions set forth in the Merger Agreement, to purchase, at a price per Share equal to the Offer Price, newly issued Shares of the Company's common stock in an amount up to the lowest number of Shares of the Company's common stock that, when added to the number of Shares of the Company's common stock that is then directly or indirectly owned by Parent, constitutes one Share more than 90% of the Shares outstanding immediately after the issuance of the new Shares sold to the Purchaser (determined on a fully diluted basis for all outstanding stock options, restricted stock units and any other rights to acquire Shares outstanding on the date of determination), provided that (i) this option shall not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of the exercise of the option (giving effect to the Shares issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Shares as if such Shares were outstanding) and (ii) the issuance of the new Shares shall not require approval of the stockholders of the Company under applicable law (including the rules of Nasdaq). This option is exercisable at any one time following the Offer Closing and prior to the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. The Company's obligation to issue and deliver the newly issued Shares upon the exercise of this option is subject only to the condition that no Legal Restraint (as defined in this Section 11 below) that has the effect of preventing the exercise of the option or the issuance and delivery of the newly issued Shares in respect of such exercise shall be in effect.

        The Merger.    The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly-owned by Parent. The directors and officers of the Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent or the Purchaser, all of which will automatically be canceled and will cease to exist, and (ii) Shares owned by stockholders of the Company who perfect their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price paid in the Offer (the "Merger Consideration").

        Equity Awards.    The Merger Agreement provides that, prior to the Effective Time, each unexercised stock option with respect to Shares, whether vested or unvested, that is outstanding will be adjusted to provide that such stock option will become fully vested and exercisable before the Effective Time, and, at the Effective Time, stock options and restricted stock units with respect to Shares will be treated as follows:

  •
  Each unexercised stock option that is outstanding immediately prior to the Effective Time will be canceled and the holder of such stock option will be entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per Share subject to such stock option multiplied by (B) the number of Shares subject to such stock option immediately prior to the Effective Time; and

  •
  Each restricted stock unit that is outstanding immediately prior to the Effective Time will be canceled and the holder of such restricted stock unit will be entitled to receive an amount in cash equal to the Merger Consideration multiplied by the maximum number of Shares subject to such restricted stock unit immediately prior to the Effective Time.

        The Merger Agreement provides that, with respect to the Company's employee stock purchase plan, (A) participation will be limited to those employees who are participants on the date of the Merger Agreement; (B) except to the extent necessary to maintain the status of the employee stock purchase plan as an "employee stock purchase plan" with in the meaning of Section 423(b) of the code and the Treasury regulations thereunder, such participants shall not be permitted to increase the rate of their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement; (C) no offering period will be commenced after the date of the Merger Agreement; (D) if the day immediately prior to the Effective Time occurs prior to the first exercise date following the date of the Merger Agreement, each purchase right under the employee stock purchase plan outstanding on such date will be automatically exercised by applying the payroll deductions of each then-current participant in the employee stock purchase plan for the then-current offering period in effect under the employee stock purchase plan to the purchase of whole Shares (subject to the provisions of the employee stock purchase plan regarding the maximum number and value of shares purchasable per participant) at a purchase price per Share equal to 85% of the lower of (i) the fair market value per Share on the enrollment date and (ii) the fair market value per Share on the day immediately prior to the Effective Time; and (E) the employee stock purchase plan will terminate on the earlier of the first exercise date following the date of the Merger Agreement and the day immediately prior to the Effective Time, but subsequent to the exercise of purchase rights pursuant to clause (D) above.

        The Merger Agreement provides that all amounts payable with respect to the above equity will be subject to any required withholding and will be paid without interest.

        The Merger Agreement provides that the Company will ensure, prior to the Effective Time, that, following the Effective Time, there will be no rights to acquire Shares, equity awards or any other interests in respect of any capital stock of the Company, the Surviving Corporation or their subsidiaries.

        The Merger Agreement also provides that the Company will take all reasonable steps as may be required to cause the dispositions of the Company's equity securities (including derivative securities) in connection with the Merger Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

        Representations and Warranties.    In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including representations relating to: organization, standing and corporate power; subsidiaries; capital structure; authority and noncontravention; the Company's SEC documents; information supplied; absence of certain changes or events; litigation; contracts; permits and compliance with laws; environmental matters; labor relations; employee benefits; taxes; title to properties; intellectual property; Rule 14d-10 matters; state takeover statutes; brokers and other advisors; opinion of financial advisor; research, development, distribution, marketing and manufacturing agreements; regulatory compliance; and insurance.

        In the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to the Company, including representations relating to: organization; authority and noncontravention; information supplied; interim operations of the Purchaser; sufficiency of funds, and Company's stock.

        Operating Covenants.    The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, except with Parent's prior written consent or as specifically contemplated by the Merger Agreement (including in the Company's disclosure schedule), the business of the Company and its subsidiaries will be conducted in the ordinary course consistent with past practice and the Company shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to comply with all applicable laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and other employees and to preserve their assets and preserve their relationships with licensors, licensees, partners, customers, suppliers, distributors and others having business dealings with them and maintain their franchises, rights and permits. In addition, between the date of the Merger Agreement and the Effective Time, the Company and its subsidiaries are subject to customary operating covenants and restrictions, including, but not limited to, declaration or payment of dividends; issuance, sale, pledge, redemption or repurchase of stock; amendment of certificate of incorporation or bylaws; acquisitions; sales, leases or other dispositions of assets or properties; incurrence or prepayment of indebtedness and making loans or investments; capital expenditures; satisfaction, settlement or waiver of claims or rights, including under confidentiality and standstill agreements; entry into or amendment, waiver or termination of material contracts; modification of benefit plans or agreements; actions to fund or secure payment of compensation or benefits; acceleration of payments or vesting of compensation or benefits under benefit plans or agreements; material determinations under benefit plans or agreements; employment and termination of employees, officers or directors; formation of subsidiaries; entry into contracts that contain anti-assignment provisions; entry into collective bargaining agreements; writing down of any material assets; material changes to financial or tax accounting principles or methods and changes to material tax elections; actions intended to accelerate or postpone any payments; actions which would result in the material reduction of the value of intellectual property; entry into any contract with any stockholder of the Company relating to the Offer; and amendment or redemption of, or taking any action or determination with respect to, the Company's Rights Agreement with Mellon Investor Services LLC dated as of October 5, 2001.

        Benefit Plan Matters.    The Merger Agreement provides that the Company will terminate its 401(k) retirement plan effective prior to the closing date of the Merger.

        Rule 14d-10.    The Merger Agreement also provides for certain covenants on the part of the Company relating to Rule 14d-10 under the Exchange Act and approvals that are to be made by the Company's compensation committee with respect to employment-related arrangements entered into after the date of the Merger Agreement.

        Stockholders Meeting.    The Merger Agreement provides that the Company will, if the adoption of the Merger Agreement by the Company's stockholders is required by law, hold a meeting of its stockholders for the purpose of approving the Merger Agreement. Subject to the no solicitation provisions of the Merger Agreement, the Company Board shall recommend to the stockholders of the Company that they adopt the Merger Agreement, and shall include such recommendation in the proxy statement. Without limiting the generality of the foregoing, the Company agrees that its obligations to hold a stockholders meeting shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (as defined in this Section 11 below) or (ii) any Adverse Recommendation Change (as defined in this Section 11 below) effected by the Company Board.

        No Solicitation Provisions.    The Merger Agreement contains provisions prohibiting each of the Company and its subsidiaries, as well as their respective directors, officers, employees, advisors and representatives, from:

  •
  directly or indirectly, soliciting, initiating or knowingly encouraging or knowingly facilitating any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal; or

  •
  directly or indirectly, entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or otherwise cooperating in any way with any person with respect to, a Takeover Proposal.

        The Company shall, and shall cause its subsidiaries and direct its representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal and, as promptly as practicable after the date of the Merger Agreement, request the prompt return or destruction of all confidential information previously furnished to such person within the last 12 months for the purpose of evaluating a possible Takeover Proposal. Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to the Purchaser accepting for payment, and paying for, all Shares validly tendered prior to the Expiration Date (the "Offer Closing"), the Company may, and may permit and authorize its subsidiaries and its and its subsidiaries' advisors and representatives to, in response to a bona fide written Takeover Proposal that the Company Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined in this Section 11 below), and which Takeover Proposal was not solicited after the date of the Merger Agreement and was made after the date of the Merger Agreement and did not otherwise result from a material breach of the no solicitation provisions of the Merger Agreement, (1) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its advisors and representatives) pursuant to a confidentiality agreement that is not materially less restrictive than the confidentiality agreement and the standstill agreement between Parent and the Company and which need not restrict such person from making an unsolicited Takeover Proposal, so long as all such information had been provided, or is concurrently provided, to Parent and (2) participate in discussions or negotiations with the person making such Takeover Proposal (and its advisors and representatives) regarding such Takeover Proposal.

        The Merger Agreement also provides that the Company shall, as promptly as possible and in any event within one business day after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that expressly contemplates a Takeover Proposal or that the Company believes could reasonably be expected to lead to a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. In addition, after the Company has provided the notice described above, the Company (or its outside counsel) shall, once, and not more than once, each day at mutually reasonably agreeable times (A) advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal (to the extent such negotiations are permitted under the no solicitation provisions), the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by Parent (or its outside counsel) and the material details (including material amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written communications relating to any such Takeover Proposal, request or inquiry exchanged between the Company or any of its representatives, on the one hand, and the person making a Takeover Proposal or any of its representatives, on the other hand.

        The Merger Agreement prohibits the Company Board or any committee thereof from (i) withdrawing or modifying in a manner adverse to Parent or the Purchaser, or proposing publicly to withdraw or modify in a manner adverse to Parent or the Purchaser, the recommendation or declaration of advisability by the Company Board or any committee thereof regarding the Offer or the Merger, or recommending, or proposing publicly to recommend, the approval or adoption of any Takeover Proposal, or resolving or agreeing to take any such action (an "Adverse Recommendation Change"), (ii) adopting or approving any Takeover Proposal, or proposing the approval or adoption of any Takeover Proposal, or resolving or agreeing to take any such action, or (iii) causing or permitting the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (the "Acquisition Agreement") constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement entered into in accordance with the no solicitation provisions). Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to the Offer Closing, the Company Board may (A) effect an Adverse Recommendation Change, so long as the Company Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable law and (B) in response to a Superior Proposal, cause the Company to terminate the Merger Agreement and concurrently with such termination, cause the Company to enter into an Acquisition Agreement, provided that (1) the Company Board may not effect such an Adverse Recommendation Change and (2) no termination of the Merger Agreement pursuant to the no solicitation provisions may be made, in each case unless (x) the Company Board shall have first provided prior written notice to Parent that it is prepared to effect an Adverse Recommendation Change (an "Adverse Recommendation Change Notice") or terminate the Merger Agreement pursuant to the no solicitation provisions of the Merger Agreement in response to a Superior Proposal (a "Superior Proposal Notice"), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal and (y) Parent does not make, within five business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with its outside legal counsel and a financial advisor of national reputation), cause such events, facts and circumstances to no longer require the Company Board to effect an Adverse Recommendation Change to comply with its fiduciary duties or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be. The Company agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change or terminating the Merger Agreement, the Company and its representatives shall negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transaction contemplated by the Merger Agreement proposed by Parent. Any material changes with respect to such events, facts or circumstances mentioned above or material changes to the financial terms or any material change to other material terms of such Superior Proposal, as the case may be, occurring prior to the Company's effecting an Adverse Recommendation Change or terminating the Merger Agreement, as the case may be, shall require the Company to provide to Parent a new Adverse Recommendation Change Notice or Superior Proposal Notice and a five business day period and, in determining whether to effect an Adverse Recommendation Change or whether to terminate the Merger Agreement, the Company Board shall take into account any such changes.

        The Merger Agreement does not prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), failure so to disclose is reasonably likely to result in a breach of applicable law, provided that these actions will not affect the obligations of the Company and the Company Board or any committee thereof under the other no solicitation provisions of the Merger Agreement (it being understood that any accurate disclosure of factual information to the stockholders of the Company that is required to be made to such stockholders under applicable federal securities laws or other laws shall not be considered an action prohibited by the no solicitation provisions of the Merger Agreement).

        As used in the Merger Agreement, a "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or the Purchaser or any of their affiliates) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 15% or more of the total revenue or assets of the Company and its subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of the Company common stock or of any class of capital stock of, or other equity or voting interests in, one or more of the subsidiaries of the Company which, in the aggregate, directly or indirectly, hold the assets or businesses referred to in clause (i) above.

        As used in the Merger Agreement, a "Superior Proposal" means any bona fide written offer, which was not solicited after the date of the Merger Agreement and did not result from a material breach of the no solicitation provisions of the Merger Agreement, made by any person (other than Parent or the Purchaser or any of their affiliates) that, if consummated, would result in such person (or in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company's common stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, and which offer, the Company Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, (i) provides a higher value to the stockholders of the Company than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Offer or the Merger Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (ii) is not subject to any financing condition or financing contingency and (iii) is reasonably capable of being completed in a timely fashion, taking into account all financial, legal, regulatory and other aspects of such proposal.

        Insurance, Exculpation and Indemnification.    The Merger Agreement provides that Parent and the Purchaser agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing on the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company (in each case as in effect on the date of the Merger Agreement or as amended or entered into prior to the Effective Time with the consent of Parent) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

        Parent agreed pursuant to the Merger Agreement that it shall, from the Offer Closing through the sixth anniversary of the Effective Time (such period, the "Tail Period"), maintain in effect the Company's directors' and officers' liability insurance as in effect on the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time on terms no less favorable than those of such policy in effect on the date of the Merger Agreement. Parent shall not be required to pay, in any one year during the Tail Period, premiums for insurance that in the aggregate exceed 150% of the aggregate premiums paid by the Company in 2007 for such purpose. Parent may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy the foregoing obligation by causing the Company to obtain, on or prior to the closing date of the Merger, prepaid (or "tail") directors' and officers' liability insurance policy, in each case, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under the insurance provisions of the Merger Agreement.

        Obligations to Cause Merger to Occur.    The Merger Agreement requires each of the parties to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement (the "Stockholder Agreement" and, together with the Merger Agreement, the "Transaction Agreements") among Parent, the Purchaser and the current executive officers and directors of the Company, as described in this Section 11 below, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in the Merger Agreement, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, governmental entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, governmental entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a governmental entity, including participating in meetings with officials of such entity in the course of its review of the Transaction Agreements, the Offer, the Merger or the other transactions contemplated by the Transaction Agreements, (iv) coordinating with the other party in preparing and exchanging such information and promptly providing the other party with copies of all presentations, submissions or other supplemental information drafted by a party in connection with a request by a governmental entity, (v) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity or other person and (vi) to the extent commercially reasonable in light of the circumstances, the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the Transaction Agreements, the Offer, the Merger or the other transactions contemplated by the Transaction Agreements, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed.

        The Merger Agreement also requires each of the Company and the Company Board to, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Agreements, the Offer, the Merger or any of the other transactions contemplated by the Transaction Agreements, use its reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Transaction Agreements, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements. Notwithstanding anything to the contrary in the Merger Agreement, in no event shall Parent or the Purchaser be obligated to, and the Company and its subsidiaries shall not, without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective subsidiaries. Notwithstanding anything to the contrary in the Merger Agreement, in no event shall Parent or any of its subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any governmental entity (i) challenging or seeking to restrain, prohibit or place conditions on the consummation of the Offer, the Merger or any of the other transactions contemplated by the Transaction Agreements or the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted. The Company and Parent are required to provide each other such assistance, information and cooperation as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any governmental entity and of any request by any governmental entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such governmental entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any governmental entity, on the other hand.

        Directors.    The Merger Agreement provides that, following the Offer Closing, Parent or the Purchaser shall be entitled to designate, from time to time, such number of directors of the Company Board as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Shares owned by Parent, the Purchaser or any other subsidiary of Parent (including Shares accepted for payment and paid for pursuant to the Offer) bears to (B) the number of Shares then outstanding; provided, however, that in no event will Parent or the Purchaser be entitled to designate any directors to serve on the Company Board unless the number of Shares owned by Parent, the Purchaser or any other subsidiary of Parent shall equal at least a majority of the voting power of the then-outstanding Shares. The Company is obligated pursuant to the Merger Agreement to take all action reasonably requested by Parent necessary to effect any such election or appointment, including (i) increasing the size of the Company Board and (ii) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and Nasdaq Rules 4350(c) and 4350(d)(2)). Following the election or appointment of the designees of Parent or the Purchaser to the Company Board and prior to the Effective Time, the affirmative vote of a majority of the Parent Independent Directors (as defined in this paragraph below) then in office shall be required for (I) the Company to consent to amend or terminate the Merger Agreement, to waive any of the Company's rights or remedies under the Merger Agreement or to extend the time for the performance of any of the obligations or other acts of Parent or the Purchaser or (II) any withdrawal, modification, amendment or qualification by the Company Board of its recommendation. A "Parent Independent Director" shall mean a member of the Company Board that (x) would be an "independent director" of Parent within the meaning of Nasdaq Rule 4200(a)(15) if such director were then serving as a member of Parent's Board of Directors and (y) does not otherwise have a relationship which, in the opinion of the Company Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the Merger of the following conditions:

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  if required by law, the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding Shares;

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  any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any other approval or waiting period under any other applicable competition, merger control, antitrust or similar law shall have been obtained or terminated or shall have expired;

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  no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the Merger shall be in effect; and

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  the Purchaser shall have previously accepted for payment and paid for Shares validly tendered and not withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement may be terminated, and the transactions contemplated by the Transaction Agreements may be abandoned, at any time prior to the Effective Time, notwithstanding the approval of the holders of the Company's common stock, upon written notice (other than in the case of termination by mutual written consent) from the terminating party to the non-terminating party specifying the provision of the Merger Agreement pursuant to which such termination is effected:

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  by mutual written consent of Parent, the Purchaser and the Company, provided that following the election or appointment of Parent's or the Purchaser's designees to the Company's Board and prior to the Effective Time, the affirmative vote of a majority of the Parent Independent Directors then in office shall be required for the Company to consent to terminate the Merger Agreement;

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  by Parent or the Company if (i) the Offer Closing shall not have occurred prior to August 28, 2008 (the "Termination Date") for any reason; provided, however, that the right to terminate the Merger Agreement for this reason shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Offer Closing to occur prior to such date and such action or failure to act constitutes a breach of the Merger Agreement and, provided further that, if on the Termination Date, certain conditions of the Offer pertaining to (A) the termination or expiration of any applicable HSR Act waiting period (and any extension thereof), (B) the existence of Legal Restraints having the effect of preventing or restraining the consummation of the Offer or the Merger, (C) the existence of a pending suit, claim, action, investigation or proceeding brought or threatened by any governmental entity challenging the acceptance for payment of Shares tendered pursuant to the Offer or the Merger or the other transactions contemplated by the Merger Agreement or seeking to prohibit or materially limit Parent's or the Purchaser's ownership or operation of the Company or any material portion of its business or assets and/or (D) the existence of any Legal Restraint that would be reasonably expected to result, directly or indirectly, in any of the effects referred to in clause (C) above shall not have been fulfilled but all other conditions of the Offer shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to November 28, 2008, or (ii) any Legal Restraint that has the effect of preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable;

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  prior to the Offer Closing, by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

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  prior to the Offer Closing, by Parent, in the event the Company Board fails to publicly reaffirm its recommendation of the Offer within five business days of a written request by Parent for such reaffirmation;

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  prior to the Offer Closing, by Parent, if (i) (a) there shall be (x) any uncured inaccuracy in one or more of the representations and warranties of the Company contained in certain specified provisions of the capital structure representation and the authority and noncontravention representation, as well as the representations on intellectual property, Rule 14d-10 matters and state takeover statutes (collectively, the "Company Specified Representations") that are qualified as to materiality or Material Adverse Effect (as defined in Section 16 below) or any material uncured inaccuracy in any other Company Specified Representation or (y) any uncured inaccuracy in one or more of the representations and warranties of the Company contained in the Merger Agreement other than the Company Specified Representations (as such other representations and warranties would read, solely for purpose of this clause (y), without any qualifications as to materiality or Material Adverse Effect included therein) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, or the Company shall have failed to perform in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the expiration of the Offer, and (b) such inaccuracy or failure is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such inaccuracy or failure within ten business days after its receipt of written notice thereof from Parent and use its commercially reasonable efforts to pursue such cure thereafter, or (ii) if any Legal Restraint (A) challenging or seeking to restrain or prohibit the acceptance for payment of Shares tendered pursuant to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or (B) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation of the Company or any material portion of its business or assets shall be in effect and shall have become final and nonappealable;

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  prior to the Offer Closing, by the Company, if (i) the representations and warranties of Parent and the Purchaser contained in the Merger Agreement that are qualified as to materiality are not true and correct (as so qualified), and the representations and warranties of Parent and the Purchaser contained in the Merger Agreement that are not so qualified are not true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Offer Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, or (ii) Parent or the Purchaser shall have failed to perform in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Offer Closing, in each case, which breach or failure to perform is incapable of being cured by Parent or the Purchaser by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent and the Purchaser do not commence to cure such breach or failure within ten business days after their receipt of written notice thereof from the Company and use its commercially reasonable efforts to pursue such cure thereafter; or

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  by the Company in accordance with the terms and subject to the conditions specified in the no solicitation provisions of the Merger Agreement.

        Termination Fee.    The Merger Agreement contemplates that a termination fee of $7.2 million (the "Termination Fee") will be payable by the Company to Parent under any of the following circumstances:

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  a Takeover Proposal has been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal and thereafter (A) the Merger Agreement is terminated by either Parent or the Company pursuant to the provision of the Merger Agreement providing for termination, subject to certain restrictions, as a result of the Offer Closing not taking place prior to the Termination Date and (B) prior to the date that is 18 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this provision, references to 15% in the definition of "Takeover Proposal" shall be deemed references to 35%); or

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  the Merger Agreement is terminated (i) by Parent in the event that an Adverse Recommendation Change Notice has been delivered or an Adverse Recommendation Change has occurred, or if, prior to the Offer Closing, the Company Board fails to publicly reaffirm its recommendation of the Offer within five business days of a written request by Parent for such reaffirmation or (ii) by the Company pursuant to the no solicitation provisions of the Merger Agreement.

        Amendment.    The Merger Agreement may be amended by the parties to the agreement at any time, whether before or after the Offer Closing shall have occurred or the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares, if required by applicable law, shall have been obtained; however, (i) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (ii) after the adoption of the Merger Agreement by the stockholders of the Company, there may not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. Following the election or appointment of the designees of Parent or the Purchaser to the Company Board and prior to the Effective Time, the affirmative vote of a majority of the Parent Independent Directors then in office shall be required for (I) the Company to consent to amend or terminate the Merger Agreement, to waive any of the Company's rights or remedies under the Merger Agreement or to extend the time for the performance of any of the obligations or other acts of Parent or the Purchaser or (II) any withdrawal, modification, amendment or qualification by the Company Board of its recommendation.

  The Stockholder Agreement

        Executive officers, members of the Company Board and certain stockholders affiliated with one of the directors have entered into the Stockholder Agreement under which they, among other things, (i) agreed to tender all their Shares pursuant to the Offer, (ii) agreed to vote their Shares in favor of the adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and against any proposal made in opposition to, or in competition with, the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, (iii) appointed Parent's designees as proxies to vote their Shares in favor of the Merger and other matters as set forth in the Stockholder Agreement, (iv) granted Parent an option to purchase their Shares for an exercise price equal to the Offer Price, less any required withholding taxes, and (v) agreed to certain restrictions on the transfer of their Shares. This summary is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is attached as an exhibit to the Schedule TO and is incorporated herein by reference.

12. The License Agreement.

  License Agreement

        Simultaneously with the execution of the Merger Agreement, the Company and Parent have entered into an exclusive license agreement as of May 28, 2008 (the "License Agreement"), pursuant to which the Company has granted to Parent an exclusive license to manufacture, develop, and commercialize epothilone compounds and any pharmaceutical product containing an epothilone compound for any and all human or animal conditions. The Company will transfer epothilone-related technology to Parent and will provide technical assistance for a limited time period following the effectiveness of the License Agreement. The Company will retain primary control over the prosecution and maintenance of the licensed patents, but will allow Parent to manage such prosecution and maintenance, subject to the Company's approval of all patent filings and related correspondence.

        Parent will pay the Company a $25 million upfront fee, which fee must be paid on or before August 21, 2008, unless the effectiveness of the License Agreement is delayed beyond such date as a result of any required regulatory filings or regulatory consents, in which case such fee will be payable upon the effectiveness of the License Agreement. The Company may also receive up to $300 million in milestone payments in the event certain regulatory milestones are achieved with respect to the Company's two clinical-stage epothilone compounds, KOS-862 and KOS-1584, consisting of the following one-time payments:

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  $50 million upon filing for regulatory approval of KOS-862 for an oncology indication in the United States or Europe

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  $100 million upon regulatory approval of KOS-862 for an oncology indication in the United States or Europe

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  $25 million upon filing for regulatory approval of KOS-1584 for an oncology indication in the United States or Europe

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  $75 million upon regulatory approval of KOS-1584 for an oncology indication in the United States or Europe

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  $20 million upon filing for regulatory approval of KOS-1584 for a non-oncology indication in the United States or Europe

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  $30 million upon regulatory approval of KOS-1584 for a non-oncology indication in the United States or Europe

        In addition, the Company may receive up to $100 million in milestone payments in the event certain development milestones are achieved by any other epothilone compounds whose sale or use is covered by the Company's issued patents, consisting of the following one-time payments:

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  $5 million upon the start of Phase II clinical trial for such an epothilone compound

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  $10 million upon the start of a Phase III clinical trial for such an epothilone compound

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  $15 million upon filing for regulatory approval of such an epothilone compound for an oncology indication in the United States or Europe

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  $20 million upon regulatory approval of such an epothilone compound for an oncology indication in the United States or Europe

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  $20 million upon filing for regulatory approval of such an epothilone compound for a non-oncology indication in the United States or Europe

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  $30 million upon regulatory approval of such an epothilone compound for a non-oncology indication in the United States or Europe

        Parent will also pay to the Company royalties based on net sales of epothilone compounds whose sale, use, manufacture or importation is covered by the Company's issued patents, subject to certain reductions. Parent has agreed to use commercially reasonable efforts to develop and commercialize in certain specified territories at least one epothilone compound whose sale or use is covered by the Company's issued patents, subject to certain exceptions after the third anniversary of the License Agreement.

        Either party is permitted to terminate the License Agreement for an uncured breach by the other party, and Parent has the right to terminate the License Agreement in its entirety at any time with advance written notice to the Company. If Parent terminates the License Agreement for the Company's uncured material breach, the licenses granted to Parent will continue, and Parent will continue to owe milestones and royalties based on exploitation of the licenses. If Parent terminates the License Agreement at will or following any other termination of the License Agreement, except as provided below, the primary licenses to Parent will terminate, and rights to certain epothilone compounds will revert to the Company, subject to a royalty obligation to Parent. Following any termination of the License Agreement, except as provided below, Parent will retain a non-exclusive license under the Company's know-how to manufacture, develop, and commercialize epothilone compounds and any pharmaceutical product containing an epothilone compound for any and all human or animal conditions, a non-exclusive license to use the Company's patent rights for research purposes and a non-exclusive, royalty-bearing license under the Company's patent rights to manufacture epothilone compounds. The Company also has the right to terminate the License Agreement if the Company terminates the Merger Agreement as a result of certain intentional material breaches of the Merger Agreement by Parent or the Purchaser. Upon such a termination, the Company will refund any payments made by Parent under the License Agreement, all licenses granted under the License Agreement will terminate and the License Agreement will become void and have no effect.

13. Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

        Statutory Requirements.    In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation's certificate of incorporation or in the case of a short-form merger as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of Company stockholders representing at least a majority of all outstanding Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Tender Condition is satisfied, upon consummation of the Offer, the Purchaser would own Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

        The DGCL also provides that if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Company stockholder.

        Plans for the Company.    Except as disclosed in this Offer to Purchase, Parent and the Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries or the sale or transfer of a material amount of assets of the Company or its subsidiaries. After the purchase of the Shares in the Offer, Parent and the Purchaser will be entitled to appoint its designees to the Company Board in proportion to its ownership of the outstanding Shares, as described above in Section 11—"The Transaction Agreements—Directors." After completion of the Offer and the Merger, the Company will be a wholly-owned subsidiary of Parent. After completion of the Offer and the Merger, the reconstituted Company Board expects to work with the Company's management to evaluate and review the Company and its business, assets, corporate structure, operations, properties and strategic alternatives, to integrate the Company into Parent's business units, and to ensure that the Company's business will be conducted in a manner consistent with Parent's overall business strategy. As a result of this review and integration, it is possible that Parent, the Purchaser and, after completion of the Offer and the Merger, the reconstituted Company Board would implement changes to the Company's business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations. Parent, the Purchaser and, after completion of the Offer and the Merger, the reconstituted Company Board reserve the right to change their plans and intentions at any time, as deemed appropriate.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, the Company's stockholders would have rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment of the Shares.

        The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Company stockholder may withdraw his or her demand for appraisal by delivery to the Purchaser of a written withdrawal of his or her demand for appraisal. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer.

14. Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The Shares are listed on Nasdaq. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued listing on Nasdaq. The rules of Nasdaq establish certain criteria that, if not met, could lead to the delisting of the Shares from Nasdaq. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on Nasdaq. Parent and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

15. Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not, and will not permit its subsidiaries to, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly-owned subsidiary of the Company to such subsidiary's parent.

16. Certain Conditions of the Offer.

        For the purposes of this Section 16, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to, and Parent shall not be required to cause the Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement) that number of Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, would represent at least a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options, restricted stock units and any other rights to acquire Shares on the date of determination) (the "Minimum Tender Condition"), (ii) any waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall have been terminated or shall have expired and (iii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect that none of the matters set forth in paragraphs (b) and (e) below shall have occurred.

        In addition, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to, and Parent shall not be required to cause the Purchaser to, accept for payment or, subject as aforesaid, pay for any Shares tendered pursuant to the Offer if, upon the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement) and before acceptance of such Shares for payment, any of the following conditions exists and is continuing and has not resulted directly or indirectly from any breach of the Merger Agreement by Parent or the Purchaser:

  (a)
  there shall be in effect any Legal Restraint that has the effect of preventing the consummation of the Offer or the Merger; provided, however, that prior to invoking this provision, each party shall use its commercially reasonable efforts to have any such Legal Restraint lifted;

  (b)
  (i) there shall be (A) any Uncured Inaccuracy in one or more of the representations and warranties of the Company contained in the Company Specified Representations that are qualified as to materiality or Material Adverse Effect or any material Uncured Inaccuracy in any other Company Specified Representation or (B) any Uncured Inaccuracy in one or more of the representations and warranties of the Company contained in the Merger Agreement other than the Company Specified Representations (as such other representations and warranties would read, solely for purpose of this clause (B), without any qualifications as to materiality or Material Adverse Effect included therein) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or (ii) the Company shall have failed to perform in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the expiration of the Offer;

  (c)
  there shall be pending any suit, claim, action, investigation or proceeding brought or threatened by any Governmental Entity (i) challenging or seeking to restrain or prohibit the acceptance for payment of Shares tendered pursuant to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or (ii) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation of the Company or any material portion of its business or assets;

  (d)
  there shall be in effect any Legal Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) or (ii) of paragraph (c) above;

  (e)
  since the date of the Merger Agreement, a Material Adverse Effect on or with respect to the Company shall have occurred; or

  (f)
  the Merger Agreement shall have been validly terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

        The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time, in their sole discretion. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        As used in the Merger Agreement, a "Material Adverse Effect" on or with respect to the Company means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an "Event") that, individually or in the aggregate, (i) would reasonably be expected to result in a material adverse effect on the business (including on the development of any of the Company's or its subsidiaries' product candidates, including clinical and/or regulatory Events), financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) would prevent, materially impede or materially delay the consummation by the Company of the Offer, the

Merger or the other transactions contemplated by the Transaction Agreements; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (A) any Events generally affecting (1) the industry in which the Company primarily operates to the extent they do not materially disproportionately affect the Company and its subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates or (2) the economy, or financial or capital markets, in the United States or elsewhere in the world to the extent they do not disproportionately affect the Company and its subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates; (B) any Events arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event to the extent they do not disproportionately affect the Company and its subsidiaries, taken as a whole; (C) any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company or independent third parties) for any period ending on or after the date of the Merger Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company); (D) any Events readily apparent from any matters or circumstances disclosed in or incorporated by reference into the Company Disclosure Schedule to the Merger Agreement (excluding, in the case of documents filed by the Company with the SEC and incorporated by reference into the Company Disclosure Schedule, any disclosures set forth in any risk factor section or in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature); (E) any Events resulting from or arising out of any change in GAAP or changes in applicable law (including the rules of Nasdaq); (F) any Events (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships) directly attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by the Transaction Agreements; and (G) any Events arising from or otherwise relating to any action taken by the Company with Parent's consent or that is required by the Merger Agreement.

17. Certain Legal Matters; Regulatory Approvals.

        General.    The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, any of which under certain conditions specified in the Merger Agreement, could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 16—"Certain Conditions of the Offer."

        State Takeover Statutes.    A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has irrevocably taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Offer, the Merger, the Transaction Agreements and the transactions contemplated thereby.

        The Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 16—"Certain Conditions of the Offer."

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser's acquisition of the Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent expects to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on June 2, 2008, and, if so filed, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about June 17, 2008, unless earlier terminated by the FTC and the Antitrust Division, or Parent receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10-calendar days following the date of Parent's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as the Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by the Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Other Foreign Laws.    The Company and Parent and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. Parent and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 16—"Certain Conditions of the Offer."

18. Fees and Expenses.

        Credit Suisse Securities (USA) LLC is acting as Dealer Manager (in such capacity, the "Dealer Manager") in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company, for which services Credit Suisse will receive customary fees. Parent and the Purchaser have agreed to reimburse Credit Suisse for its reasonable fees and expenses, including reasonable fees and disbursements of Credit Suisse's legal counsel, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of Credit Suisse's engagement. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and obligations of Parent and the Company).

        Parent and the Purchaser have retained D.F. King & Co., Inc. to be the Information Agent (the "Information Agent") and Mellon Investor Services LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

        The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

KB Acquisition Corp.

May 29, 2008

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND THE PURCHASER

        1.    Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of Parent. The current business address of each person is 345 Park Avenue, New York, New York 10154 and the current phone number is (212) 546-4000. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Lewis B. Campbell	Director of Parent since 1998.
Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, industrial products and components and financial industries. Mr. Campbell is a member of The Business Council and The Business Roundtable where he serves on the Security Task Force and the International Trade and Investment Task Force.
James M. Cornelius
Director of Parent since 2005.
Chairman and Chief Executive Officer of Parent since February 11, 2008 and a member of the Management Council. Mr. Cornelius served as Parent's Chief Executive Officer since September 12, 2006. From November 2005 through April 2006, Mr. Cornelius served as the Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation. He served as Guidant's Non-Executive Chairman of the Board from 2000 until 2005. Mr. Cornelius is a Director of The DIRECTV Group and Given Imaging Ltd.
Louis J. Freeh
Director of Parent since 2005.
President, Freeh Group International Solutions, LLC, a consulting firm, and Managing Partner, Freeh Sullivan Sporkin, LLP, a law firm, since 2007. Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation, a bank holding company, from 2001 until its acquisition by Bank of America in January 2006. He served as FBI Director from 1993 to 2001 and previously as U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent. Mr. Freeh is a Director of Fannie Mae, a shareholder-owned company that operates in the secondary mortgage market. Mr. Freeh serves as a Consultant for Daimler AG, formerly DaimlerChrysler AG, and E.I. du Pont de Nemours and Company.

Laurie H. Glimcher, M.D.
Director of Parent since 1997.
Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a Director of Waters Corporation. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences, the Institutes of Medicine of the National Academy of Sciences and the Irvington Institute Fellowship Committee. She sits on the Memorial Sloan-Kettering Cancer Center Board of Scientific Consultants and on the Scientific Advisory Boards of the Burroughs-Wellcome Fund, Center for Blood Research, Health Care Ventures, Inc., and Sandler Foundation Fund.
Michael Grobstein
Director of Parent since 2007.
Retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He is a Director of Given Imaging Ltd. He serves on the Board of Trustees and Executive Committee of the Central Park Conservancy and on the Board of Directors of New Yorkers for Parks.
Leif Johansson
Director of Parent since 1998.
President of AB Volvo and Chief Executive Officer of the Volvo Group, a global commercial transport equipment group, since 1997. Between 1979 and 1997, Mr. Johansson held various executive positions in AB Electrolux, a world leader in appliances, including serving as CEO between 1994 and 1997. He is a Director of Svenska Cellulosa Aktiebolaget SCA, The Confederation of Swedish Enterprise, Royal Swedish Academy of Engineering Sciences, the Association of Swedish Engineering Industries, ACEA and ACEA Commercial Vehicles. He is also a member of the European Business Roundtable of Industrialists.
Alan J. Lacy
Director of Parent since 2008.
Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, since 2007. From 1994 to 2006, he was employed by Sears, Roebuck and Co., a department store, and following its acquisition, Sears Holdings Corporation, a large broadline retailer. Mr. Lacy held executive level positions of increasing responsibility in finance and operations, including his service as Chief Executive Officer from 2000 to 2005. He also serves as Vice Chairman from 2005 to 2006. He is a Director of The Western Union Company and serves on the Advisory Board of Fidelity Investments. He is also a Director of The Economic Club of Chicago and serves on the Board of Trustees of The Field Museum of Natural History and The National Parks Conservation Association.

Vicki L. Sato, Ph.D.
Director of Parent since 2006.
Professor of management practice at the Harvard Business School and Professor of molecular and cell biology at Harvard University since July 2005. In 2006, Dr. Sato became Special Advisor to Atlas Venture, a global venture capital firm. Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance in 2005. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000. She is a Director of PerkinElmer Corporation, Infinity Pharmaceuticals and Alnylam Pharmaceuticals.
Togo D. West, Jr.
Director of Parent since 2008.
Chairman of TLI Leadership Group, a strategic consulting firm, since 2006 and Chairman of Noblis, Inc., a nonprofit science, technology and strategy organization, since 2001. From 2004 to 2006, Secretary West was the Chief Executive Officer of, and then consultant to, the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. He served as Of Counsel to the Washington, D.C.-based law firm of Covington & Burling from 2000 to 2004. Secretary West served as Secretary of the United States Department of Veteran Affairs from 1998 to 2000 and Secretary to the United States Army from 1993 to 1998. He is a Director of FuelCell Energy, Inc., Krispy Kreme Doughnuts and AbitibiBowater Inc.
R. Sanders Williams, M.D.
Director of Parent since 2006.
Senior Vice Chancellor for Academic Affairs at Duke University Medical Center since 2007 and Dean of Duke University School of Medicine from 2001 to 2007. Dr. Williams joined the Duke faculty in 1980 as an assistant professor of medicine, physiology and cell biology. Dr. Williams is a Director of Laboratory Corporation of America, and is a Consultant to Phrixus, Inc. He has served recently on the Director's Advisory Committee of the National Institutes of Health and the Board of External Advisors to the National Heart, Lung and Blood Institute. He is also a member of the Institute of Medicine of the National Academy of Sciences and a fellow of the American Association for the Advancement of Science.
Lamberto Andreotti
Executive Vice President and President, Worldwide Pharmaceuticals, a division of Parent, since 2005 and a member of the Management Council. From 2002 to 2005, served as Senior Vice President and President International, Worldwide Medicines Group, a division of Parent.

Anthony McBride, PhD
Senior Vice President, Human Resources, Corporate Staff of Parent, since 2008. From 2005 to 2008, served as Vice President, Human Resources, Pharmaceutical Commercial Operations of Worldwide Pharmaceuticals, a division of Parent. From 2002 to 2005, served as Vice President, Human Resources, International & Global Marketing of Worldwide Medicines Pharmaceuticals Group Staff, a division of Parent.
Brian Daniels, M.D.
Senior Vice President, Global Development, Research and Development, a division of Parent, since 2008. From 2004 to 2008, served as Senior Vice President, Global Clinical Development, Worldwide Medicines Group Research and Development, a division of Parent. From 2003 to 2004, served as Vice President, Global Development Operations, Worldwide Medicines Group Pharmaceutical Research Institute, a division of Parent.
From 2002 to 2003, served as Vice President, Full Development Teams, Worldwide Medicines Group Pharmaceutical Research Institute, a division of Parent.
Jean-Marc Huet
Senior Vice President and Chief Financial Officer of Parent since March 31, 2008. Mr. Huet served as Chief Financial Officer of Royal Numico N.V. from 2003 until the company was acquired by Groupe Danone in 2007. Prior to joining Royal Numico, N.V., he was an Executive Director, Investment Banking Services, at Goldman Sachs International based in London.
Joseph C. Caldarella	Vice President and Corporate Controller, Corporate Staff of Parent, since 2005. From 1998 to 2005, served as Vice President, Finance, Pharmaceutical Research Institute, a division of Parent.
John E. Celentano
President, Health Care Group, a division of Parent, since 2005 and a member of the Management Council. From 2002 to 2005, served as President, Latin America and Canada, Worldwide Medicines Group, a division of Parent.
Anthony C. Hooper
President, U.S. Pharmaceuticals, Worldwide Medicines Group, a division of Parent, since 2004 and a member of the Management Council. From 2002 to 2004, served as President, Europe, Middle East & Africa, Worldwide Medicines Group, a division of Parent.
Sandra Leung
Senior Vice President and General Counsel, Corporate Staff of Parent, since 2007 and a member of the Management Council. From 2002 to 2006, served as Vice President and Corporate Secretary, Corporate Staff of Parent. From 2006 to 2007, served as Vice President, Corporate Secretary and Acting General Counsel, Corporate Staff of Parent.

Elliott Sigal, M.D., Ph.D.
Executive Vice President, Chief Scientific Officer and President, Pharmaceutical Research and Development, a division of Parent, since 2004 and a member of the Management Council. From 2002 to 2004, served as Senior Vice President, Global Clinical and Pharmaceutical Development, Pharmaceutical Research Institute, a division of Parent.
Robert T. Zito
Senior Vice President, Corporate and Business Communications and Chief Communications Officer of Parent, since 2004 and a member of the Management Council. From 1999 to 2004, served as Executive Vice President, Communications, New York Stock Exchange.

        2.    Directors and Executive Officers of the Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of the Purchaser. The current business address of each person is 345 Park Avenue, New York, New York 10154 and the current phone number is (212) 546-4000. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dr. Jeremy Levin	Director of the Purchaser.
President of the Purchaser.
Senior Vice President, External Science, of Parent since September 2007. From 2003 to September 2007, served as Global Head of Business Development and Strategic Alliances, Novartis Institutes of Biomedical Research.
David T. Bonk	Director of the Purchaser. Vice President of the Purchaser. Vice President and Associate General Counsel of Parent.
Jeffrey Galik	Director of the Purchaser. Treasurer of the Purchaser. Vice President and Assistant Treasurer of Parent.
P. Joseph Campisi, Jr.
Vice President of the Purchaser.
Vice President and Senior Counsel, Corporate Development, of Parent since August 2003. Partner, Pillsbury Winthrop Shaw Pittman LLP, from January 1998 through July 2003.
Sonia Vora	Secretary of the Purchaser. Senior Counsel and Assistant Corporate Secretary of Parent.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Tender Offer is:
Mellon Investor Services LLC

If delivering by mail:	If delivering by hand or courier:

Mellon Investor Services LLC Attn: Corporate Action Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Tender Offer is:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005

Banks and Brokerage Firms, Please Call:
(212) 269-5550
Stockholders and All Others Call Toll-Free
(888) 605-1957

The Dealer Manager for the Tender Offer is:
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629

(888) 537-0427 (Call Toll-Free)

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IMPORTANT
SUMMARY TERM SHEET
TABLE OF CONTENTS
INTRODUCTION
THE TENDER OFFER
  18. Fees and Expenses.
  19. Miscellaneous.
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER